Exhibit 99.1

Contacts:	Investors Robert A. Doody Assistant Director, IR Phone (610) 321-6290 Media Kristina Broadbelt Assistant Director, Global PR & Advocacy Phone (610) 321- 2358

VIROPHARMA ANNOUNCES APPOINTMENT OF JULIE H. MCHUGH

TO BOARD OF DIRECTORS

Exton, PA, January 3, 2012 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the appointment of Julie H. McHugh to its board of directors.

Ms. McHugh brings a wealth of pharmaceutical and health care industry experience and leadership to ViroPharma’s Board of Directors. She is currently the chief operating officer of Endo Pharmaceuticals, a U.S.-based, specialty healthcare solutions company. Prior to joining Endo, Ms. McHugh was chief executive officer of Nora Therapeutics, Inc., a biotech company focused on the treatment of infertility disorders. Prior to joining Nora Therapeutics, she was company group chairman for Johnson & Johnson’s Worldwide Virology Business Unit and prior to this role she served as president of Centocor, Inc., a J&J subsidiary.

Ms. McHugh received a Bachelor of Science degree from Pennsylvania State University and a Masters of Business Administration degree from St. Joseph’s University. She currently serves on the Board of Visitors for the Smeal College of Business of the Pennsylvania State University. Ms McHugh also currently serves on the Board of Directors of Biotechnology Industry Association (BIO), New England Health Institute (NEHI) and the Nathaniel Adamczyk Foundation. Ms. McHugh served in 2009 as Chairman of the Board of Directors for the Pennsylvania Biotech Association.

“We are very enthusiastic about the addition of Julie to our board,” commented Vincent Milano, president and chief executive officer of ViroPharma. “Julie’s experience and insight gained from years of pharmaceutical leadership at a number of successful organizations will play a critical role in helping guide our company through our next levels of growth and achievement.”

“I am excited to have the opportunity to serve on the board of directors of ViroPharma; I am impressed by the success that the company has achieved and look forward to taking part in guiding the company towards future growth and successes in the years ahead,” commented Ms. McHugh.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, adrenal insufficiency, and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

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